Exhibit 10.3

THERAGENICS CORPORATION
2008 LONG-TERM
CASH INCENTIVE PLAN

SECTION I.  INTRODUCTION

1.1           Purpose.  The purpose of the Theragenics Corporation 2008 Long-Term Cash Incentive Plan (the “Plan”) set forth below is to provide cash incentive compensation to certain employees of Theragenics Corporation (the “Company”) and its affiliates to stimulate their efforts to attain certain cumulative revenue and EBITDA (as defined in Section 4.2) goals of the Company over the period beginning on January 1, 2008 and ending on December 31, 2010.

1.2           Effective Date.  This Plan is effective as of February 19, 2008 (the “Effective Date”), the date it was approved by the Board of Directors of the Company (the “Board”).

SECTION II.   ELIGIBILITY AND ADMINISTRATION

2.1           Eligibility.  The Board shall determine, in its sole discretion, the employees of the Company or its Affiliates eligible to participate in the Plan (the “Participants”).  As of the Effective Date, the Participants are set forth in Exhibit A.  The Board may designate additional Participants during the Performance Period.  Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Cash Incentive Award payable hereunder has been paid out or forfeited.

2.2            Administration.  The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).

SECTION III.   DEFINITIONS

3.1           “Affiliate” means:

(a)           Any Subsidiary or Parent,

(b)           An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(c)           Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Company.

3.2           “Cash Incentive Award” means an award of either or both a cumulative revenue cash award pursuant to Section 4.1 hereof and a cumulative EBIDTA cash award pursuant to Section 4.2 hereof, but if Section 5.1 or 5.2 applies, as adjusted pursuant thereto.

3.3           “Cause” shall have the meaning set forth in the employment agreement then in effect between the Participant and the Company or, if there is none, then Cause shall mean the occurrence of any of the following events: (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Participant to substantially perform his duties with the Company or an affiliate; (ii) conduct by the Participant that amounts to willful misconduct or gross negligence; (iii) any act by the Participant of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an affiliate; (iv) commission by the Participant of a felony or any other crime involving dishonesty; or (v) illegal use by the Participant of alcohol or drugs.

3.4           “Change in Control” means any one of the following events which occurs following the Grant Date:

        (a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not be deemed to result in a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty-five percent (35%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five percent (35%) or more of the Outstanding Company Voting Securities; or

(b)           individuals who as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)           the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Participant participates in a capacity other than in his capacity as an employee of the Company or an affiliate.

3.5           “Disability” shall have the meaning set forth in the employment agreement then in effect between the Participant and the Company or, if there is none, Disability shall mean the inability of the Participant to perform any of his duties for the Company and its affiliates due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (who may be engaged by the Company), for a ninety (90) consecutive day period or for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

3.6           “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

3.7           “Performance Period” shall mean the three-consecutive-year period beginning January 1, 2008 and ending on December 31, 2010.

3.8           “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

IV.   CASH INCENTIVE AWARD

4.1           Amount of Cumulative Revenue Cash Award.  The cumulative revenue cash award payable at the end of the Performance Period shall be determined based upon the performance level of the Company over the Performance Period according to the following schedule:

Performance Level of the Company	Cumulative Revenue	Award Amount
Maximum Performance Level	Revenue level associated with maximum*	1xTarget
Target Performance Level	Revenue level associated with target*	.5xTarget
Threshold Performance Level	Revenue level associated with threshold*	.25xTarget

        For purposes of the above schedule, “Cumulative Revenue” means the Company’s cumulative revenue for the Performance Period determined from the Company’s audited financial statements.  No cumulative revenue cash award is payable if the Cumulative Revenue is less than the Threshold Level.

        * Cash award payable will be determined by linear interpolation for Cumulative Revenue between (revenue level associated with maximum) and (revenue level associated with target) or between (revenue level associated with target) and (revenue level associated with threshold).

4.2           Amount of Cumulative Earnings Before Interest, Taxes, Amortization and Depreciation (EBITDA) Award.  The EBITDA award payable at the end of the Performance Period shall be determined based upon the performance level of the Company over the Performance Period according to the following schedule:

Performance Level of the Company	Cumulative EBITDA	Award Amount
Maximum Performance Level	EBITDA level associated with maximum**	1xTarget
Target Performance Level	EBITDA level associated with target**	.5xTarget
Threshold Performance Level	EBITDA level associated with threshold**	.25xTarget

For purposes of the above schedule, “EBITDA” means the Company’s net earnings plus interest expense, taxes, depreciation, amortization (including share based compensation) and other non operating expense, less interest income and other income, for the Performance Period and determined from the Company’s audited financial statements.  No EBITDA award is payable if the Cumulative EBITDA is less than the Threshold Level.

**  Cash award payable will be determined by linear interpolation for Cumulative EBITDA between (EBITDA level associated with maximum) and (EBITDA level associated with target) or between (EBITDA level associated with target) and (EBITDA level associated with threshold).

4.3           Determination of “Target.”  For purposes of calculating the award amount under Sections 4.1 and 4.2, “Target” shall be determined by the Board for each Participant; provided that, in the case of the employees who are Participants as of the Effective Date, the Targets are set forth on Exhibit A.

4.4           Additional Participants.  If employees other than those listed on Exhibit A hereto become Participants in the Plan, the Board will determine whether any form of proration will apply to determine his or her Cash Incentive Award.

        4.5           Payment of Cash Incentive Award.  The Committee shall certify the cumulative revenue and EBITDA results before any Cash Incentive Award is paid.  Except as provided in Sections 5.1 and 5.2, the Cash Incentive Award will be earned and accrued and payable if the Participant is an employee of the Company or an Affiliate on the last day of the Performance Period, regardless of whether the Participant ceases to be an employee of the Company or an Affiliate before the payment date for any reason whatsoever, including without limitation, a termination by the Company for Cause or resignation by the Participant.  Except as provided in Sections 5.1 and 5.2, any Cash Incentive Award earned by a Participant over the Performance Period shall be paid in cash in the year following the end of the Performance Period, but in no event after the 15th day of the third month of such year.

V.   TERMINATION OF EMPLOYMENT

        5.1           Termination of Employment.  If the Company or an Affiliate terminates the Participant’s employment for Cause or the Participant resigns his employment (except as provided below) with the Company or an Affiliate before the last day of the Performance Period, the Participant shall not receive the Cash Incentive Award.  If, before the last day of the Performance Period, the Company or an Affiliate terminates the Participant’s employment without Cause, or the Participant dies while employed by the Company or an Affiliate, or suffers a Disability while employed by the Company or an Affiliate (each, a “Payment Event”), the amount of the Cash Incentive Award will be determined as of the end of the year in which the Payment Event occurs based on the following methodology unless otherwise determined by the Board of Directors of the Company (or a committee thereof):  Notwithstanding Sections 4.1 and 4.2, Cumulative Revenue and Cumulative EBITDA for the Performance Period will be projected by assuming that cumulative revenue and cumulative EBITDA for the period from the beginning of the Performance Period through the end of the year in which the Payment Event occurs continues at the same average rate through the end of the Performance Period.  (For example, if a Participant dies in 2009 and cumulative revenue from January 1, 2008 through December 31, 2009, is $50, Cumulative Revenue for the Performance Period will be projected to be $75, unless otherwise determined by the Board of Directors of the Company (or a committee thereof).)  The amount of the Cash Incentive Award to which the Participant is entitled shall be prorated in the same proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of the Company or an Affiliate bears to the total number of days in the Performance Period.  The amount of the Cash Incentive Award to which the Participant is entitled shall be paid in cash in the year following the year in which such Payment Event occurs, but in no event later than the 15th day of the third month of such year.

        5.2           Change in Control.  If a Change in Control occurs during the Performance Period while the Participant is an employee of the Company or an Affiliate, the Participant shall be paid on the date of the Change in Control the full value of the Cash Incentive Award determined as if the Company had performed at the Target Performance Level for the duration of the Performance Period and the Participant had remained employed for the duration of the Performance Period.

VI.   MISCELLANEOUS

        6.1           Taxes.  The Company shall withhold the amount of taxes, which in the determination of the Company are required to be withheld under federal, state and local laws and all other applicable payroll withholding with respect to any amount payable under the Plan.

         6.2           No Right to Continued Employment.  Neither the establishment of the Plan, nor the participation in the Plan or any payment thereunder shall be deemed to constitute an express or implied contract of employment of any Participant for any period of time or in any way abridge the rights of the Company or an Affiliate to determine the terms and conditions of employment or to terminate the employment of any Participant with or without Cause at any time.

         6.3           Choice of Law.  The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

                                                THERAGENICS CORPORATION

                                                By: /s/ Francis J. Tarallo

                                                Title: Chief Financial Officer

EXHIBIT A

Participants	Target

M. Christine Jacobs	$ 175,000

Francis J. Tarallo	$ 85,000

Bruce W. Smith	$ 75,000

Patrick J. Ferguson	$ 75,000

Michael F. Lang	$ 75,000

Michael O’Bannon	$ 40,000